EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
January 22, 2009
4:00 pm ET

Operator:  Good afternoon and welcome, ladies and gentlemen, to the Rurban Financial Corp. Fourth Quarter 2008 Earnings Conference Call and Webcast.

At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode.  We will open the conference up to the investment community for questions and answers following the presentation.

I will now to turn the conference over to Valda Colbart, Investor Relations Officer.  Please go ahead, Valda.

Valda Colbart:  Good afternoon everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our Web site, www.rurbanfinancial.net until February 12, 2009.

Joining me today is Ken Joyce, Duane Sinn, Mark Klein and Hank Thiemann.

Before we get started, I would like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and, therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors significant to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions, or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp.  Ken…

Ken Joyce:  Thank you, Valda and welcome, everyone, to the Fourth Quarter 2008 Webcast.  Joining me today in presenting are Mark Klein, President and CEO of The State Bank and Trust Company, Hank Thiemann, President of RDSI, our Data and Item Processing Group, and Duane Sinn, our Chief Financial Officer.

Rurban Financial Corp. reported fourth quarter earnings of $1.33 million, which is a 47% improvement compared to the year-ago quarter.  Our earnings for the full year of 2008 were $5.22 million.  This represents a 60% improvement over the $3.26 million earned in 2007.

During the fourth quarter of 2008 we completed the merger of National Bank of Montpelier, a $106 million bank located in northwest Ohio.  The acquisition was completed on December 1st, resulting in one month of their earnings from the acquisition being included in our numbers.  These earnings were offset by a $76,000 after-tax charge for the merger related expenses.

As we have discussed, this is an ideal merger for Rurban, as it offers the ability to gain economies of scale, add low cost deposits, and open up a new market area adjacent to our existing markets.  Clearly, this acquisition will be accretive immediately, and we plan on obtaining the full benefit of the merger in the third quarter of 2009.  The acquisition will also be accretive to our return on equity as the deal was all cash.

We are certainly pleased with the fourth quarter in 2008 operating results and the continuing consistency of our core earnings.  Overall in 2008 we have achieved 91 basis points return on average assets and 8.7% return on average equity.  Both of these measures are well above peer performance.

Our two business segments, Banking and Data Processing, have both improved substantially over 2007.  Our Bank earnings have improved to $4.5 million for 2008 versus earnings of $3.3 million for 2007.  Our Data Processing company’s earnings have improved by 14%, from $2.5 million to $2.8 million.  Obviously, both of these results were accomplished in a challenging banking environment.

In just a few minutes I will turn the webcast over to the two business managers to give the specifics of their quarter and discuss some of the strategy and tactics behind their successes.

Our bank, The State Bank and Trust Company, continued its growth and success following a consistent strategy and well developed banking models, which we are now able to apply to acquisitions.

We have diversified the bank geographically, and moved into adjacent markets having some growth potential – suburban Toledo, Lima, Columbus, Ohio and Fort Wayne, Indiana.  We have entered these markets with seasoned market executives that immediately create market presence.  We have an aggressive sales culture that results in market growth, while the risk is controlled by a very stringent underwriting process.

We have also pursued an aggressive retail strategy, and we look forward to its continuous success in building core deposits and cross-selling services to help ensure profitability and retention of customers.  Mark Klein, and our CFO, Duane Sinn, will both give some of the particulars of these strategies.

I will now turn this webcast over to Mark Klein, the President and CEO of The State Bank and Trust Company.  Mark will give you some specifics on our banking progress, strategic implementation, and our tactical efforts to grow the banking franchise and profitability.  Mark…

Mark Klein:  Thank you, Ken and good afternoon.

I am extremely pleased to report a strong finish to one of the most profitable years in recent times for The State Bank and Trust Company.  We finished the year with net income of $4.5 million, as Ken indicated, resulting in a return on average assets of 80 basis points at the bank level.  We exceeded 2007 net income by $1.6 million for a 55% year-over-year improvement.

Contributing to our profit improvement were sound organic loan growth, lower cost core deposit growth, interdepartmental referrals, and improved net interest margin, non-interest income, expense control, and prudent management of the loan portfolio.

Outside of Montpelier impact, which Duane will discuss, core loan growth for 2008 was sound at $16.8 million, up 4.32% for the year.  Improved sales efforts by our Commercial lending staff resulted in over 3,500 proactive client calls for the year to help drive this loan increase.

Our strategy to diversify geographically has been successful at Toledo and Fort Wayne, and have provided $1.2 million and $4.5 million of that growth, while growth in the newest market of Columbus, Ohio, one year old, accounted for over $13.9 million in new loan balances.

Also a driver of this loan growth and other profitable services was our aggressive referral program.  In 2007 we had gross referrals of 860, with 289 closed, for identified balances of $1.8 million in deposits, over $18 million in loans, and $12.9 million in trust assets.

In 2008, we grew our referral culture of success by providing improved incentive to soundly build our balance sheet and improve net income.  This year we had gross referrals of 1,330 with 410 closed, reflecting year-over-year increases of 54% and 41%, respectively.

Additional balances identified were $2 million in deposits, over $26 million in loans, and nearly $8 million in trust assets.  Clearly, referrals utilizing our individual contacts have propelled related departments to higher levels of success.  For 2009 each department has made quantified commitments to all the other departments, resulting in substantially higher referral goals and deposits and trust assets.

The Bank’s sales philosophy impacts our High Performance Checking program, as it continued its positive trends, increasing net retail checking accounts.  The change in retail accounts was a net decrease of 299 in 2006.  Conversely, with the program implemented, net retail checking accounts increased by 826 in 2007, and increased again by 904 this year.  This strategy continues to provide the tools for building lower cost core funding.

Linked to our increase in loan balances and our improving fund’s costs through increasing core deposits, we grew our net interest income by $2.43 million over 2007 levels, a 14.4% improvement year-over-year.  Our liability-sensitive balance sheet, balance sheet positioning, and improved ALCO processes enabled us to capitalize on the systemic decline in the yield curve, producing 33 basis point improvement in the net interest margin for 2007.

Our strategy is also linked to improving our non-interest income.  For example, the acquisition of core deposits through our High Performance Checking program was a major component in improving deposit fees by $172,000, or 7.7% over 2007.  Expanded loan volume enabled us to improve loan fees by $331,000, or 40.4% improvement over 2007.

Loan sale gains also made significant contributions as we expanded residential loan revenue by $152,000.  We experienced a decrease in our fees associated with Trust Division, as Duane will discuss shortly.

While moving the organization forward, we controlled operating expenses to only 1.3% increase.  Going forward, we are benchmarking 15 to 20 critical components of the highest performing peer banks to enable us to clearly identify additional areas of revenue.

Finally, amid turbulent economic times, our loan portfolio continued to perform reasonably well.  Past due loans with our expanded collection efforts have remained relatively stable.  Likewise, our nonperforming loans as a percentage of average assets improved slightly to 1%, marked down from 1.1% in 2007.  Clearly, prudent loan administration and origination remain the foundation of our consistent earnings performance.

In closing, we are confident that we’re on the right track in many areas, but acknowledge that if we stand still we will undoubtedly get run-over.  It is in this spirit of doing “whatever it takes” that we remain committed to improve our performance for all of our stockholders, our stakeholders, clients, employees, and the communities we serve.

Ken, back to you.

Ken Joyce:  Well, thank you, Mark and you certainly have expressed your philosophy and congratulations on your success in the banking segment and the positive results stemming from your leadership and your team’s talent and outstanding efforts.

RDSI continued its progress and has produced another record year.  As we have discussed, RDSI has been a seller growth company, and the 14% year-over-year earnings improvement validates that growth even in the challenging times that we are now experiencing.

The strategy for RDSI is fundamental, but successful.  We have an excellent reputation for servicing our client banks and maintaining an excellent and close relationship.  We offer leading-edge technology products and are able to offer best-of-breed products.  We have been innovative and expansive in our sales efforts, which have led to solid organic growth.

2008 was a slow growth year for RDSI in adding banks, as pricing challenges have been common.  However, we have added banks to our portfolio consistently, as evidenced by RDSI’s having converted one bank already in January of 2009, with seven more conversions scheduled for the rest of the year.  We understand this business, and we value our customers, and we are executing well.

I’ll now turn the webcast over to Hank Thiemann, President of RDSI, to discuss the progress of his Group.  Hank…

Hank Thiemann:  Thank you very much, Ken and good afternoon.

2008 was another record-breaking year for RDSI Banking Systems.  Though our account of bank clients was relatively steady, we improved gross revenue and significantly increased net income through new bank conversions, aggressive sales to existing client banks, and operating expense containment.  Six new banks were converted to RDSI during 2008 and we continued to execute our expansion strategy, bringing our footprint to 11 states.

We provided more products and applications to existing client banks, as 60 clients purchased 206 additional products from RDSI during the year.  We have focused on product offerings on those that either improve the efficiencies of our client banks, or allow them to offer revenue-generating products and services.  Our expanding product menu now numbers approximately 150 different applications.

An example of a product offering operating efficiencies is our clients’ ever-growing Internet Banking volumes, which have increased by 45% over the past year.  As a result of these efforts during a very challenging year, our gross revenue increased by 3.8% to $21.7 million, and our net income increased by 14.2% to $2.8 million.

One of the outstanding and unique qualities of RDSI which differentiates us from others, is our level of personal service.  We do it better than the others.  It starts with the initial sales process, with our regional sales managers, who stay engaged with the prospect until a contract decision is made.  It continues with professional and knowledgeable staff members who strive for flawless conversions.  And then on to client relations managers, who maintain hands-on relationships with, and assistance to, their assigned client banks and, of course, with customer service specialists, technicians, and clerical staff, who all know and appreciate the value of superior service.

We also focus on communicating with our clients.  During 2008, we conducted seven User Group Meetings in four states, several Best Practices conference calls targeted specifically to our newer DeNovo bank clients, 107 training programs on a variety of topics for almost 1,000 bank employees, either onsite at the client’s office, offsite regionally, or via webinar.

Our customer satisfaction survey results reached a new all-time high, and our response times to inquiries and resolutions have improved as we are now answering 94% of client inquiries within the same day.  In addition, we conducted our Annual CEO Conference in August, and throughout the year, the Executive Management Team visited almost every client bank at least once.

All in all, 2008 was challenging, productive, and record-setting, but 2009 should be even more exciting, as we continue our growth and continue our research, for state-of-the art products and technology, to help our client banks perform more efficiently.

Launching very soon is the RDSI Image Exchange Program, which will provide a more efficient, less costly method for client banks to clear and settle their checks.

At RDSI we are truly driven by focusing on superior customer service, geographic expansion, client product growth, and of course, improving the technology solutions available to our clients.  We intend to continue to help our client banks win in this history-making period of time.

Ken, back to you.

Ken Joyce:  OK.  Well, thank you very much, Hank and my congratulations to you and your team for having a great year.

I’ll now turn the webcast over to Duane Sinn, Rurban’s Chief Financial Officer, who will discuss the financial information of our two business segments in greater detail and give you some additional color on some key financial areas.  Duane…

Duane Sinn:  Thank you, Ken and good afternoon.  I will start my comments with a brief overview of the balance sheet acquired in the Montpelier acquisition, which closed on December 1, 2008.

We elected to retain $12.4 million of the $49 million security, portfolio, portfolio, that was on the books of Montpelier.  Retained securities include $3 million in government backed agencies, $2 million in mortgage backed securities, and $7.4 million in municipal securities.

We’ve completed a very extensive due diligence, and one of the primary reasons these investments were retained was due to the cash flow provided by these investments over the next 12 to 16 months.  This will allow reinvestment of the retained portfolio, portfolio, into higher yielding loans in the future.

Total loans at year-end for Montpelier were $44 million.  Approximately $27.6 million, or 63%, of the portfolio were one to four-family residential loans, $13.3 million were commercial loans, and $3.1 million of consumer loans.

Total deposits acquired were $92.4 million as of December 31, 2008.  The mix of the lower cost transaction accounts to total deposits is very consistent with State Bank’s deposit mix.

Total checking account balances were $21.5 million, with savings and money markets totaling $9.6 million and $11.2 million, respectively.

Total time deposits were $50.2 million as of December 31, 2008.  Approximately $9 million of the $25 million in proceeds that were paid to Montpelier shareholders was recaptured as deposits during December.  The overall cost of Montpelier’s deposits is very favorable at approximately 2.05%.

Moving to Rurban’s consolidated balance sheet, total assets were $657.6 million at year-end, a 17% increase over the $561.2 million reported for the 2007 year-end.

Total loans were $450.1 million at December 31, 2008, up $60.8 million, or 15.6%.  This loan growth was primarily due to the acquired Montpelier loans.  Excluding Montpelier’s loans, loans grew $16.8 million or 4.3%.

Once again, our portfolio mix remains steady at 65% in commercial loans, 24% in residential loans, and 11% in consumer loans.

Total deposits at December 31, 2008 were $484.2 million, up $78.2 million, and primarily due to the acquisition.  During 2008, time deposits continued to decline, which was consistent with our strategy.  This program, plus an increased emphasis on gathering commercial deposits, has lif — shifted additional dollars into lower cost funding and has enabled State Bank to resist chasing higher cost time deposits.

The bank - the bank appears to have ample liquidity so that loan growth in 2009 will be funded with current Fed funds, additional core transaction account deposit growth, and scheduled maturities from the investment portfolio.

On to the income statement, I’ll focus on a few key year-to-date and quarterly performance metrics.  We reported net income of $5.2 million, or $1.06 per diluted share for the year, which represents a $1.96 million, or 60% increase, over the $3.3 million reported in 2007.

Fourth quarter results were $1.33 million, or $0.27 cents per diluted share, a $422,000, or 47% increase, over the $906,000 reported in the fourth quarter of 2007.

The earnings increases for the quarter and year-to-date were primarily driven by improving our net interest income as a result of a widening of our margin and moderate loan growth.

As mentioned in our press release, the fourth quarter of 2008 contained combined one-time charges totaling $142,000 for acquisition costs and write-down of our mortgage servicing asset.  The mortgage servicing asset write-down is due to the lower valuation placed on the $71.1 million service loan portfolio with Freddie Mac.

The recent turndown, excuse me, the recent downward move in mortgage interest rates has caused the value of loan servicing to decline significantly, as the expectation is that higher interest rate mortgage loans will stay in our service portfolio a shorter time due to refinancing.  This impairment charge may be recovered in the future as interest rates increase.  The good news in this is the lower rates have substantially increased our mortgage loan production, which should be a first quarter benefit as the pipeline of loans gets closed.

Since the balance sheet was, and continues to be, liability-sensitive, the 400 basis point decline in prime rate during 2008 aided a $2.7 million increase in net interest income for 2008, compared to 2007, primarily driven by our deposit repricing.

We were successful in reducing our cost of funds by 121 basis points during 2008, while our yield on earning assets only decreased 68 basis points during the same time period.  With the pending threat of inflation in mid-to-late 2009 and 2010, the likelihood is that rates will start to increase and earning assets will start to increase in rate.

During the last half of 2008 we started to manage our - we started to manage to more of an asset-sensitive position.  To accomplish this, the bank has emphasized prime base lending, which may have a negative impact in the short term.

On the liability side, we will continue to focus on non-interest bearing checking accounts, extending maturities on time deposits, and securing alternative funding in a historically low interest rate cycle.

The Bank recorded net charge-offs and provision for loan loss well below the industry average for both the fourth quarter and the year-to-date 2008.  We continued through 2008 to have a minimal level of charge-offs, with our annualized net charge-offs to average loans at 0.19%.  Our loan loss provision for 2008 was $690,000 compared to $521,000 in 2007, and we strengthened our ratio of allowance for loan loss to loans from 1.03% at year-end 2007, up to 1.12% at year-end 2008 in recognition of the weakening economy.

One of the metrics of forward asset quality is delinquency, and the bank has seen some increases in delinquency, but nothing alarming at this time.  Our non-performing assets decreased for the quarter and year-over-year, ending the year at 1% of assets versus 1.1% for 2007.

We recorded about $845,000 of non-performing loans from Mon…, for the Montpelier acquisition, which is slightly better than 1% of their assets.  Despite the addition of the Montpelier non-performing assets, year-end non-performing assets only increased by a net $310,000 in the fourth quarter due to reductions in the non-performers within State Bank’s loan portfolio.

As we have mentioned in our previous webcasts, we do not have exposure to sub prime loans or debt obligations.

Our non-interest income totaled $28.1 million for 2008 compared to $26.9 million for the same period in 2007.  The story here continues to be increases in data processing fees, which grew by $783,000, or 4%, compared to 2007.  Reliance Financial Services, our Trust and Investment Group, had a challenging year as equity markets experienced historic levels of declines.

Total assets under management totaled $278 million at year-end compared to $386 million at year-end 2007.  This reduction in assets managed decreased trust fees by $303,000, or 9%, during the year.

Significant progress was made during 2008 to increase production of mortgage loans.  These initiatives were pr… – were pr… - were the primary reason for an increase in gain on sale loans by $167,000, or nearly 30%.

Increases in customer service fees of $172,000, or 7.7%, were driven by High Performance Checking account program and the increase in the cross selling of additional products on the retail side of the bank.

Non-interest expense increased $920,000, or 2.5%, for the year-over-year.  As we disclosed in our press release, expenses totaled approximately $250,000 related to normal monthly expenses of Montpelier for December and the direct acquisition costs we ah…, we expensed during the month.  RDSI also changed their handling of postage, which added an additional expense of 760 -, $760,000 in 2008.

Excluding these two items, operating expenses actually decreased by $90,000 year-over-year.  This $90,000 decrease is primarily due to the reduction in equi…, equipment expense at RDSI and the decreases in professional fees associated with reduction in loan workout expenses.

At this time, I’ll turn the discussion back over to Ken to provide closing comments and observations.  Ken…

Ken Joyce:  All right.  Well, thank you, Duane.

We will note that we are continuing to lend and we have capacity to lend, as seems to be an issue in a number of areas, but that does not apply to us.  We do not see at the main street level a significant tightening of credit, other than an extra level of caution, as we look to a difficult economy continuing through at least the first half of 2009.

As background, we considered the TARP money that was offered to banks, and our strength would have certainly permitted us to take down this offer of capital.  However, we have a very strong capital position with our risk based capital at the Holding Company level, 30% in excess of the regulatory well capitalized level.  We are not experiencing a run-up of our non-performing assets either.

These factors, in addition to concerns about government strings and conditions for this funding, result in our declining the TARP funds.

We continue to be watchful of a decline in our asset quality, but we do not see any significant issues, but the continuing decline in the economy can certainly impact us.  However, as we look at even our marginal loans, should they all have problems, we do not see our capital threatened.

Valda, I am turning this webcast back to you to determine if we have any questions from our investment community.

Valda Colbart:  Thank you, Ken.  It’s now time for the question-and-answer session.  If you are using a speakerphone, please pick-up the handset before pressing any numbers and unmute your phone.  If you have a question, we would like for you to press star 1 on your telephone.  That’s star 1 if you have a question.  And if for some reasons someone asks a question that you would like to and you need to withdraw that, press star 2.

So again if you have a question, please press star 1 on your telephone, and we will take the questions in the order they are received.  We’ll stand by for just a few moments to see if we have any in the queue.

Operator:  We’ll take our first question from Ross Haberman with the Haberman Fund.  Please go ahead.

Ross Haberman:  Ah, Good afternoon, gentlemen.  Nice quarter and terrific year.

Ken Joyce:  Thanks, Ross.  We’re pleased.

Ross Haberman:  Citibank and Bank of America ought to take a couple of notes.

Ken Joyce:  (Laughter…) Yes, interesting point, Ross.

Ross Haberman:  Um, Could you go over your data processing business?  What was their cash flow, if you have it, operating cash flow for the year?  And you touched upon your expectation, your growth expectations for ‘09, I was just wondering if you could elaborate a little bit on that?

Ken Joyce:  Sure.  From the cash flow perspective, I think I’m going to turn this to Duane and let him discuss that.  We, we’ve done those calculations, we know what that is, so, Duane…

Duane Sinn:  Yes, Ross, good afternoon.  We, um, for RDSI cash flow did improve a little bit in 2008.  We’re up to about $7.4 million if we look at it from an EBITDA perspective.  Depreciation um, went down, actually, just a bit, if you compare it to last year, but overall it was pretty consistent with last year, but did improve.  And on an annualized basis EBITDA is $7.4 million.

Ken Joyce:  As to your, um, question about the growth, we don’t do projections, so I don’t – that’s a thin line I walk there.  Um, we’re very encouraged about the banks that we have in the pipeline.  We’ve mentioned in the course of the, ah, conference here that we’ve already converted one bank and we’ve got um, seven more in the queue to convert, and our, our sales folks are very encouraged with, ah, additional banks that they hope to bring in.

So if you look back at our 5-year compounded rate on, on our growth, the revenue side it’s, it’s been probably somewhere in the 12% to 15% range.  Net income has been in that same range.  We don’t see things changing that right now, um, so we – we’re we’re encouraged with what’s in that pipeline and what we’ve, what we’ve closed in terms of contracts already.

Ross Haberman:  Any risk of losing any major customers given how, given how troubled a number of the larger banks are?  Is, is that a big concern?  And generally pricing, are you seeing any softness specifically in pricing for the services?

Ken Joyce:  We certainly are seeing, um, pricing challenges out there.  Ah, clearly we’re about the, um, second or third largest item on a, on a bank’s income statement, and as those contracts come, come due we certainly are, are tossed into a realm where we’re competing aggressively, and, ah, that does cause pricing pressure.

The only thing I can say about that is that that’s a – you know there’s two sides of that coin.  We have been brought into those situations a lot more than we have in the past, and we’ve, um, gained some of those, those banks as we’ve worked through pricing.

We’ve been aggressive, ah, in obtaining our conversions, our contract conversions for 2009, and, ah, we’ve actually already, ah, advanced renewed all of our 2009 contracts with exception of one, which we’re in the process of working on.

So we’re, ah, encouraged by that process, and we’re very proactive in it.  So it’s a, it’s a – it is a challenging banking environment, that’s about all I can say, but we’re attempting to manage through that.

Ross Haberman:  And just one follow-up question.  Generally, um, are you seeing more opportunities for acquisitions, ah, or do you need to digest what you had bought this past year before you possibly do anything more?

Ken Joyce:  Well, um, we’re getting better at acquisitions.  Mark Klein talked about a banking model on both the commercial and the retail side.  So we’re able to, um, to put those acquisitions into our system a lot faster than we used to be able to.  I would say we’ll assimilate the, um, Montpelier ac…, acquisition probably in six months.  The problem we’re going to have, of course, is currency….

Ross Haberman:  Right.

Ken Joyce:  …as we look at acquisitions.  So right now I would say we’re going to have to sit on the sideline until things improve.  I would hope that we’d get some recognition that we’re, um, a little contra-market here, and begin some improvement in our stock price.  Um, but that’s something we just don’t control.

Ross Haberman:  Thanks, guys.  The best of luck for the next year.

Ken Joyce:  All right.  Thanks, Ross.

Operator:  Once again if you have a question, please press star 1 at this time.

Valda Colbart:  While we are waiting to see if we have any more questions in the queue, I would like to let everyone know that the presentation today will be on our Web site until February if you would like to take the opportunity to review it again.

Ken, I’m going to turn the call back over to you for the closing marks-, remarks.

Ken Joyce:  OK.  Well, thank you, Valda.  And hopefully we’ve helped our investors better understand our position and improved our transparency.  We believe we have, um, significant transparency in our, our balance sheet, our statements, and our income statement, ah, but we’re inside looking out.  If that’s not the case, let us know, and we’ll work more on that.

We look forward to talking with you next quarter.  So, goodbye now.

Operator:  Once again, you may now disconnect.

END